White Mountain Provides Further Update on EIS Progress and Corporate Funding

SANTIAGO, Chile, April 16, 2014 - White Mountain Titanium Corporation ("White Mountain" or the "Company") (OTCQB Markets: WMTM) is pleased to provide a further update on the progress of its Environmental Impact Statement (“EIS”) through the review process and to announce that it has received a further US$2 million in funding under terms set out in a Binding Memorandum of Understanding (the “MOU”) entered into in December, 2013.

Environmental – Further to the news release of March 31, 2014, a written response to a first round of questions posed to its EIS application under a public review process has now been filed with the Chilean environmental authority, Servicio de Evaluación Ambiental (“SEA”). The Company’s response can be accessed on the SEA web-site through the following link: http://www.sea.gob.cl/. Company management expects to receive a written response to their recent filing from SEA within 45 days.

Subsequent to making the recent filing, Company management and its environmental personnel met with national and local government representatives from the Third Region to discuss outstanding issues related to the Cerro Blanco project (the “Project”). During the meeting, attendees from the national government and councillors representing local communities expressed strong support for the Project. Whilst the Company is not in a position to forecast when full EIS approval will be issued, continuing dialogue with and maintaining strong support from government and local communities remains a primary objective of Project personnel.

Corporate Matters – On December 4, 2013, the Company entered into the MOU with Grand Agriculture Investment Limited for the placement of US$10 million of units of the Company’s common stock. Terms of the MOU were set out in a news release of December 9, 2014 and during the same month a US$2 million first tranche placement was completed. The Company announces that a US$2 million second tranche placement has now been completed under the MOU, particulars of which are contained in a Form 8-K to which this news release is attached as an exhibit. Company management will be meeting with RBC Capital Markets, with whom the Company has an advisory engagement, and other parties in Hong Kong and the PRC who are either shareholders or have expressed an interest in White Mountain and the Cerro Blanco project. Further details will be available in due course.

Commenting on these developments, Michael Kurtanjek, President and Chief Executive Officer said, "I am delighted that the Cerro Blanco project has received an excellent reception from the representatives of the new national government in Chile and continues to have strong support from local communities. We will make every effort to maintain these relationships while advancing the Project to a final feasibility stage and seeking a strategic partner, both within a reasonable time frame. To that end, the US$2 million second tranche placement provides the means to move the Project forward.”

About White Mountain Titanium Corporation

The Company holds mining concessions on the Cerro Blanco property currently consisting of 41 registered mining exploitation concessions and 34 mining exploration concessions in the process of being constituted, over approximately 17,041 hectares located approximately 39 kilometres west of the City of Vallenar in the Atacama, or Region III, geographic region of northern Chile. The Company's principal objectives are to advance the Cerro Blanco project towards a final engineering feasibility, to secure off-take contracts for the planned rutile concentrate output, and to secure funding or other arrangements to place the project into production, if warranted. It would be the intention to sell the rutile concentrate to titanium metal and pigment producers. Work also continues to investigate the commercial viability of producing a feldspar co-product. The feldspar could find applications in the glass and ceramics industries.

OTCQB Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming work programs, geological interpretations, receipt of property titles, potential mineral recovery processes, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements.

Cautionary Note to Investors Regarding Mineral Disclosures

We commissioned the updated technical report in accordance with the Canadian Securities Administrator's National Instrument 43-101 "Standards of Disclosure for Mineral Projects," commonly known as NI 43-101. The Canadian standards are different from the standards generally permitted in reports filed with the U.S. Securities and Exchange Commission (the "SEC"). In accordance with NI 43-101, we report measured, indicated and inferred resources, measurements which are recognized terms under NI 43-101 but are not recognized by the SEC and are generally not permitted in filings made with the SEC. The term "resource" does not equate to the term "reserve." Under U.S. standards, mineralization may not be classified as a "reserve" unless the determination has been made that the mineralization could be economically and legally produced or extracted. Investors are cautioned not to assume that any part of measured or indicated resources will ever be converted into economically mineable reserves. The estimation of inferred resources involves far greater uncertainty as to their existence and economic viability than the estimation of other categories of resources. The SEC's disclosure standards normally do not permit the inclusion of information concerning "measured resources," "indicated resources," "inferred resources," or other descriptions of the amount of mineralization in mineral deposits that do not constitute "reserves" by U.S. standards in documents filed with the SEC. We are furnishing the disclosure herein to provide a means of comparing our projects to those of other companies in the mining industry, many of which are Canadian and report pursuant to NI 43-101. U.S. investors are urged to consider closely the disclosure in our annual report on Form 10-K for the year ended December 31, 2013 (SEC File No. 333-129347) and in subsequent filings with the SEC. You can review and obtain copies of our filings from the SEC's website at http://www.sec.gov/edgar.shtml or at no cost from us.

Contact:

White Mountain Titanium Corporation

Michael Kurtanjek, President	Brian Flower, Executive Vice-President

(562) 2 657-1800	(604) 408-2333

SOURCE White Mountain Titanium Corporation